UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014

Victory Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564462
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Bee Caves Road, Suite 608 Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

(512) 347-7300
(Registrant’s telephone number, including area code)

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Grant of Awards

On April 23, 2014, Kenny Hill, the chief executive officer of Victory Energy Corporation (the “Company”), was granted an award (the “April Stock Grant”) of 300,000 shares of Company common stock under the Company’s 2014 Long Term Incentive Plan (the “Incentive Plan”). The 300,000 shares of Company common stock granted to Mr. Hill in the April Stock Grant are 100% vested as of the date of grant.

On April 23, 2014, the Company granted Mr. Hill an option, under the Incentive Plan (the “Option Grant”), to purchase 150,000 shares of the Company’s common stock at an option price of $0.35, which was the fair market value as of the date of grant. The option was 100% vested on the date of grant. The option will terminate on April 23, 2020.

On June 1, 2014, Mr. Hill was also granted an award (the “June Stock Grant”) of 20,000 shares of Company common stock under the Incentive Plan. The 20,000 shares of Company common stock granted to Mr. Hill in the June Stock Grant are 100% vested as of the date of grant.

 The foregoing descriptions of the April Stock Grant, the Option Grant and the June Stock Grant are qualified in their entirety by reference to the Stock Award dated August 13, 2014, the Notice of Nonstatutory Stock Option dated August 13, 2014, the Nonstatutory Stock Option Agreement dated August 13, 2014 and the Stock Award dated August 13, 2014, copies of which are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Stock Award with Kenneth Hill dated August 13, 2014.

10.2	Award Notice of Nonstatutory Stock Option with Kenneth Hill dated August 13, 2014.

10.3	Nonstatutory Stock Option Agreement with Kenneth Hill dated August 13, 2014.

10.4	Stock Award with Kenneth Hill dated August 13, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Victory Energy Corporation

Dated: August 15, 2014	By:	/s/ Kenneth Hill
Kenneth Hill Chief Executive Officer

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